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                                                                      Exhibit 22


                                  Subsidiaries

1.       Sheldahl Colorado, LLC, a Minnesota limited liability company

2. Sheldahl International Sales, Inc., a corporation existing under the laws of the U.S. Virgin Islands

3.       IFT West Acquisition Company, a Delaware corporation